Exhibit 99.1

Progenics Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591 Fax: (914) 789-2817 (914) 789-2800 www.progenics.com

Contact:	Kathleen Fredriksen Corporate Development (914) 789-2871 kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS ADDED TO
THE NASDAQ BIOTECHNOLOGY INDEX

Tarrytown, NY, May 17, 2013 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced that it has been selected for addition to the NASDAQ Biotechnology Index® (NASDAQ:NBI) effective prior to market open on Monday, May 20.

The NASDAQ Biotechnology Index is designed to track the performance of a set of NASDAQ Stock Market-listed securities classified according to the Industry Classification Benchmark (ICB) as either Biotechnology or Pharmaceuticals. The NASDAQ Biotechnology Index is a modified market capitalization weighted index. These companies must meet eligibility criteria that include a market capitalization of at least $200 million and average daily trading volume of at least 100,000 shares.  Index securities are evaluated semi-annually in May and November and serve as the basis for the iShares NASDAQ Biotechnology Index Fund(SM) (IBB), which seeks investment results that correspond generally to price and yield performance, before fees and expenses, of the NASDAQ Biotechnology Index.  Options based on the NASDAQ Biotechnology Index and the iShares NASDAQ Biotechnology Index Fund trade on various exchanges.  For more information about the NASDAQ Biotechnology Index, including eligibility criteria, visit www.nasdaq.com.

About Progenics
Progenics Pharmaceuticals, Inc. discovers and develops innovative medicines for oncology, with a pipeline that includes product candidates in preclinical through late-stage development. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is marketed and in further development by Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. For additional information, please visit www.progenics.com.

This press release may contain projections and other forward-looking statements regarding future events. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and results of clinical trials and other development activities; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; and possible safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission. Progenics is providing the information in this press release as of its date and does not undertake any obligation to update or revise it, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release.

(PGNX-G)